Exhibit 99.1

For immediate release

April 26, 2018

AtriCure Reports First Quarter 2018 Financial Results

•	Worldwide revenue of $47.0 million – an increase of 13.9% year over year
•	U.S. revenue of $38.4 million – an increase of 15.5% year over year
•	International revenue of $8.6 million – an increase of 6.9% year over year

MASON, Ohio, April 26, 2018 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced first quarter 2018 financial results.

“We are pleased with our first quarter performance and meaningful progress toward completing enrollment in CONVERGE,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We remain well-positioned to help treat patients suffering from atrial fibrillation through our continued investments in an innovative product pipeline, clinical data, and physician education and training.”

First Quarter 2018 Financial Results

Revenue for the first quarter of 2018 was $47.0 million, an increase of $5.7 million or 13.9% (12.0% on a constant currency basis), compared to first quarter 2017 revenue. U.S. revenue increased 15.5% to $38.4 million, driven by increased sales of ablation-related open-heart products and appendage management products. International revenue was $8.6 million, an increase of $0.6 million or 6.9% (a decrease of 2.5% on a constant currency basis), compared to first quarter 2017 revenue, driven primarily by softness in China and certain European markets.

Gross profit for the first quarter of 2018 was $34.5 million compared to $30.0 million for the first quarter of 2017. Gross margin for the first quarter of 2018 increased to 73.4% compared to 72.7% in the first quarter of 2017, driven primarily by higher concentration of revenue in the U.S.

Operating expenses for the first quarter of 2018 increased 10.8%, or $4.3 million, compared to the first quarter of 2017. The increase in operating expenses was driven primarily by increases in selling expenses and legal fees related to the Civil Investigative Demand we received from the U.S. Department of Justice in December 2017.

Loss from operations for the first quarter of 2018 was $9.4 million, compared to $9.6 million for the first quarter of 2017. Net loss per share was $0.31 for the first quarter of 2018 compared to $0.32 for the first quarter of 2017.

Adjusted EBITDA, a non-GAAP measure, was a loss of $3.3 million for the first quarter of 2018 and $3.7 million for the first quarter of 2017 (see reconciliation of GAAP results to non-GAAP results in the table accompanying this release).

2018 Financial Guidance

Management reiterates 2018 revenue guidance of approximately $190 million to $196 million, with positive full-year adjusted EBITDA, a non-GAAP measure.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, April 26, 2018 to discuss its first quarter 2018 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 1288126. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide, with more than 125,000 implanted to date. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics.

Revenue reported on a constant currency basis is a non-GAAP measure and is calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and the company’s investors.

Adjusted EBITDA provides an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses adjusted EBITDA for its strategic planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods can be found in a table later in this release.

The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
United States Revenue:
Open-heart ablation	$17,579	$15,705
Minimally invasive ablation	8,613	8,282
Appendage management	11,797	8,702
Total ablation and appendage management	37,989	32,689
Valve tools	447	579
Total United States	38,436	33,268
International Revenue:
Open-heart ablation	4,909	4,590
Minimally invasive ablation	1,792	1,958
Appendage management	1,798	1,395
Total ablation and appendage management	8,499	7,943
Valve tools	59	62
Total international	8,558	8,005
Total revenue	46,994	41,273
Cost of revenue	12,491	11,265
Gross profit	34,503	30,008
Operating expenses:
Research and development expenses	9,057	9,550
Selling, general and administrative expenses	34,876	30,100
Total operating expenses	43,933	39,650
Loss from operations	(9,430)	(9,642)
Other expense, net	(656)	(518)
Loss before income tax expense	(10,086)	(10,160)
Income tax expense	48	23
Net loss	$(10,134)	$(10,183)
Basic and diluted net loss per share	$(0.31)	$(0.32)
Weighted average shares used in computing net loss per share:
Basic and diluted	32,926	32,020

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$36,038	$34,451
Accounts receivable, net	22,325	23,083
Inventories	22,571	22,451
Other current assets	3,835	2,273
Total current assets	84,769	82,258
Property and equipment, net	28,549	28,749
Goodwill and intangible assets, net	155,679	156,021
Other noncurrent assets	705	676
Total assets	$269,702	$267,704
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$26,297	$31,342
Other current liabilities and current maturities of capital leases	575	561
Total current liabilities	26,872	31,903
Capital leases	12,626	12,761
Long-term debt	39,313	24,100
Other noncurrent liabilities	37,768	37,774
Total liabilities	116,579	106,538
Stockholders' equity:
Common stock	35	35
Additional paid-in capital	388,976	386,963
Accumulated other comprehensive income	112	34
Accumulated deficit	(236,000)	(225,866)
Total stockholders' equity	153,123	161,166
Total liabilities and stockholders' equity	$269,702	$267,704

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(10,134)	$(10,183)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	3,890	3,628
Depreciation and amortization of intangible assets	2,199	2,304
Amortization of deferred financing costs	93	66
(Gain) loss on disposal of property and equipment	(5)	62
Realized (gain) loss from foreign exchange on intercompany transactions	(82)	21
(Accretion) amortization of investments	(15)	38
Change in allowance for doubtful accounts	51	(136)
Changes in operating assets and liabilities
Accounts receivable	783	(397)
Inventories	(43)	(1,145)
Other current assets	(1,540)	(1,175)
Accounts payable and accrued liabilities	(4,652)	(2,474)
Other noncurrent assets and liabilities	21	(155)
Net cash used in operating activities	(9,434)	(9,546)
Cash flows from investing activities:
Purchases of available-for-sale securities	(10,359)	(3,096)
Sales and maturities of available-for-sale securities	8,200	10,550
Purchases of property and equipment	(2,086)	(1,728)
Net cash (used in) provided by investing activities	(4,245)	5,726
Cash flows from financing activities:
Proceeds from debt borrowings	17,381	—
Payments on debt and capital leases	(1,326)	(120)
Payment of debt fees	(1,114)	—
Proceeds from stock option exercises	1,787	631
Shares repurchased for payment of taxes on stock awards	(3,665)	(1,735)
Net cash provided by (used in) financing activities	13,063	(1,224)
Effect of exchange rate changes on cash and cash equivalents	36	(10)
Net decrease in cash and cash equivalents	(580)	(5,054)
Cash and cash equivalents - beginning of period	21,809	24,208
Cash and cash equivalents - end of period	$21,229	$19,154

Supplemental cash flow information:
Cash paid for interest	$416	$488
Cash paid for income taxes	—	—
Non-cash investing and financing activities:
Accrued purchases of property and equipment	178	559
Assets acquired through capital lease	27	—
Capital lease asset early termination	(9)	—

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended March 31,
	2018	2017
Net loss, as reported	$(10,134)	$(10,183)
Income tax (benefit) expense	48	23
Other expense, net (a)	656	518
Depreciation and amortization expense	2,199	2,304
Share-based compensation expense	3,890	3,628
Non-GAAP adjusted loss (adjusted EBITDA)	$(3,341)	$(3,710)

	Three Months Ended March 31,
	2018	2017
(a) Other includes:
Net interest expense	$744	$500
(Gain) loss due to exchange rate fluctuation	(88)	18
Other expense, net	$656	$518

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